AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1997
                                                     Registration No. 333-......
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           CONSOLIDATED GRAPHICS, INC.
             (Exact name of registrant as specified in its charter)

          TEXAS                5858 WESTHEIMER, SUITE 200       76-0190827
(State or other jurisdiction of   HOUSTON, TEXAS 77057       (I.R.S. Employer
incorporation or organization)       (713) 787-0977       Identification Number)

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JOE R. DAVIS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CONSOLIDATED GRAPHICS, INC.
                           5858 WESTHEIMER, SUITE 200
                              HOUSTON, TEXAS 77057
                                 (713) 787-0977

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                    COPY TO:
                              R. CLYDE PARKER, JR.
                         WINSTEAD SECHREST & MINICK P.C.
                          910 TRAVIS STREET, SUITE 2400
                              HOUSTON, TEXAS 77002

                                ----------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF          AMOUNT TO      OFFERING PRICE        AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED       PER SHARE (1)     OFFERING PRICE(1)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share............     149,776          $49.09375           $7,353,066          $2,169
=====================================================================================================

(1) Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sales prices of the Common Stock as reported on The New York Stock Exchange on December 17, 1997.

                               ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS
                                149,776 SHARES
                          CONSOLIDATED GRAPHICS, INC.
                                 COMMON STOCK

                               ----------------

      This Prospectus has been prepared for use in connection with the proposed sale by the holders thereof (the "Selling Shareholders") of an aggregate of 149,776 shares (the "Shares") of common stock, par value of $.01 per share (the "Common Stock"), of Consolidated Graphics, Inc., a Texas corporation (the "Company"). The Shares may be sold from time to time by or for the account of the Selling Shareholders in the over-the-counter market, on The New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Shares (whether such options are listed on an options exchange or otherwise); or (f) privately negotiated transactions. To the extent required by applicable law, the specific Shares to be sold and the names of the Selling Shareholders will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

      The Common Stock is traded on The New York Stock Exchange under the symbol "CGX." On December 18, 1997, the last reported sale price for the Common Stock on The New York Stock Exchange was $47.44 per share. Reports, proxy and information statements and other information concerning the Company can be inspected at such Exchange.

      The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear certain of the expenses incident to their registration. See "Plan of Distribution" and "Selling Shareholders."

                               ----------------

      PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 5.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 19, 1997.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission at Citicorp Center, 13th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission. The address of this web site is (http://www.sec.gov).

      The Company has filed with the Commission a registration statement (the "Registration Statement") on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-24068), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

      (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

      (d) The Company's Form 8-K, filed April 4, 1997 in connection with the press release regarding the completion of the acquisition of Tucker Printers.

      (e) The Company's Form 8-K, filed April 30, 1997 in connection with the press release regarding the announcement of the Company's fourth quarter results and the mutual termination of the letter of intent with respect to the proposed acquisition of Litho Industries, Inc. of Raleigh Durham, North Carolina.

      (f) The Company's Form 8-K, filed May 7, 1997 in connection with the press release regarding the announcement that it had executed a nonbinding letter of intent to acquire The Etheridge Company of Grand Rapids, Michigan.

      (g) The Company's Form 8-K, filed June 11, 1997 in connection with the press release regarding the announcement that it had signed a new $100,000,000 revolving credit facility.

      (h) The Company's Form 8-K, filed July 2, 1997 in connection with the press released regarding the announcement that it had executed a nonbinding letter of intent to acquire Georges & Shapiro Lithograph, Inc.

      (i) The Company's Form 8-K, filed July 9, 1997 in connection with the press release regarding the announcement that it had executed a nonbinding letter of intent to acquire Austin Printing Company of Atlanta, Georgia and the press release regarding the announcement that it had executed a nonbinding letter of intent to acquire The Walnut Circle Press, Inc. in Greensboro, North Carolina.

      (j) The Company's Form 8-K, filed July 23, 1997 in connection with the press release regarding the announcement that it had executed a nonbinding letter of intent to acquire Geyer Printing Company and the completion of the acquisition of The Etheridge Company.

      (k) The Company's Form 8-K, filed July 30, 1997 in connection with the press release regarding the announcement of the Company's fiscal 1997 first quarter results.

      (l) The Company's Form 8-K, filed August 18, 1997 in connection with the press release regarding the completion of the acquisition of Georges & Shapiro Lithograph, Inc.

      (m) The Company's Form 8-K, filed September 9, 1997 in connection with the press release regarding the announcement that it had executed nonbinding letters of intent to acquire two companies, The John C. Otto Company of Springfield, Massachusetts and Superior Colour Graphics of Kalamazoo, Michigan.

      (n) The Company's Form 8-K, filed September 15, 1997 in connection with the press release regarding the completion of the acquisition of Austin Printing Company.

      (o) The Company's Form 8-K, filed October 3, 1997 in connection with the press release regarding the Company's four new executive vice president positions and the completion of the acquisition of Geyer Printing Company.

      (p) The Company's Form 8-K, filed October 27, 1997 in connection with the press release regarding the completion of the acquisition of Superior Colour Graphics.

      (q) The Company's Form 8-K, filed November 3, 1997 in connection with the press release regarding the announcement of the Company's fiscal 1997 second quarter results and the completion of the acquisition of The John
      C. Otto Company.

      (r) The Company's Form 8-K, filed November 17, 1997 in connection with the press release regarding the completion of the acquisition of The Walnut Circle Press, Inc.

      (s) The Company's Form 8-K, filed December 8, 1997 in connection with the press release regarding the announcement that it had executed a nonbinding letter of intent to acquire StorterChilds Printing Company of Gainesville, Florida.

      (t) The Company's Form 8-K, filed December 11, 1997 in connection with the press release regarding the announcement that it had executed a nonbinding letter of intent to acquire Fittje Bros. Printing Company of Colorado Springs, Colorado.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to the Company at its principal executive offices located at 5858 Westheimer, Suite 200, Houston, Texas 77057, Attention: Secretary (telephone number: (713) 787-0977).

                                 RISK FACTORS

      In addition to other information in this Prospectus, prospective investors should consider carefully the following information before investing in the Common Stock offered hereby.

NATURE OF PRINTING BUSINESS

      The Company's quarterly operating results have fluctuated as a result of a number of factors, including overall trends in the economy, acquisitions of new businesses and customer buying patterns. The Company competes in the general commercial and financial printing sectors, which are characterized by individual orders from customers for specific printing projects rather than long-term contracts, with continued engagement for successive jobs dependent upon the customers' satisfaction with the services provided. As such, the Company is unable to predict, for more than a few months in advance, the number, size and profitability of printing jobs in a given period. Consequently, the timing of projects in any quarter could have a significant impact on financial results in that quarter. Quarterly results in the future may be influenced by these or other factors and, accordingly, there may be significant variations in the Company's quarterly operating results.

IMPLEMENTATION OF ACQUISITION STRATEGY

      A significant element of the Company's growth strategy is to expand by acquiring printing companies located in major metropolitan areas. While there are numerous such companies in the United States, there can be no assurance that the Company will be able to continue to identify and acquire suitable companies on terms acceptable to the Company, nor that it will be able to finance significant acquisitions in the future. Further, any acquisition may initially have an adverse effect upon the Company's operating results while the acquired businesses are adopting the Company's management practices. In addition, there can be no assurance that the Company will be able to establish, maintain or increase profitability of an entity once it has been acquired.

COMPETITION

      The printing industry is extremely competitive and fragmented. The Company competes with numerous large and small printing companies, some of which have greater financial resources than the Company. The Company competes on the basis of ongoing customer service, quality of finished products and price.

DEPENDENCE UPON KEY PERSONNEL

      The Company believes that its continued success will depend to a significant extent upon its senior management, particularly Joe R. Davis, the Company's founder, President and Chief Executive Officer. The loss of the services of Mr. Davis or other key personnel could have a material adverse effect on the Company's business and prospects. The Company's continued success also depends upon its ability to attract and retain qualified employees. The Company maintains life insurance policies of $8.0 million on Mr. Davis.

CONTROL

      Based upon the latest information available to the Company, Joe R. Davis, Pilgrim Baxter & Associates ("Pilgrim") and the Vinik Group ("Vinik") beneficially own approximately 12.1%, 10.0% and 9.8%, respectively, of the outstanding Common Stock. As a result, although Mr. Davis, Pilgrim and Vinik have never acted in concert in the past, if they acted in concert these parties have the ability to substantially influence the election of the Company's Board of Directors and other matters requiring shareholder approval.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

      The Company is subject to the environmental laws and regulations of the United States and the states in which its subsidiaries have operations concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. While the Company believes it is currently in substantial compliance with these laws and regulations, there can be no assurance that future changes in such laws and regulations will not have a material effect on the Company's operations.

DIVIDEND POLICY

      The Company currently intends to retain all future earnings to finance the continuing development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

      There are a significant number of shares of Common Stock issued without registration in acquisition transactions or otherwise, and shares of Common Stock issuable upon exercise of certain stock purchase options that have been or may be granted under the Company's existing incentive stock plan, that constitute either "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act or are held by "affiliates" of the Company and consequently are subject to the resale limitations of Rule 144. Of the foregoing, 415,967 are eligible for sale pursuant hereto or to the Company's registration statements filed with the Commission on Form S-3 on June 17, 1996 and December 24, 1996.

      The Board of Directors, without further action by the shareholders, is authorized to issue up to five million shares of the Company's Preferred Stock, par value $1.00 per share (the "Preferred Stock"), in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidation. The dividend, liquidation and voting rights of any such Preferred Stock issued could be superior to the rights of the holders of Common Stock.

      The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal that some, or a majority, of the shareholders might believe to be in the best interests of the Company or in which shareholders might receive a premium for their stock over the then market price of such stock. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock.

      Future sales of significant numbers of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and also could impair the Company's ability to raise capital through subsequent offerings of securities.

                             ---------------------

                                   THE COMPANY

      The Company's principal executive offices are located at 5858 Westheimer, Suite 200, Houston, Texas 77057, and its telephone number is (713) 787-0977.

                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders.

                              RECENT DEVELOPMENTS

      On November 13, 1997, the Company acquired The Walnut Circle Press of Greensboro, North Carolina. On December 8, 1997 and December 11, 1997, respectively, the Company announced the execution of nonbinding letters of intent to acquire StorterChilds Printing Company of Gainesville, Florida and Fittje Bros. Printing Company of Colorado Springs, Colorado. The foregoing may contain forward looking information. Readers are cautioned that such information involves risks and uncertainties, including the possibility that events may occur which may preclude the completion of the Company's proposed acquisition of the above referenced companies.

                             SELLING SHAREHOLDERS

      This Prospectus covers offers and sales from time to time by the Selling Shareholders of the Shares owned by the Selling Shareholders. Set forth below are (i) the names of the Selling Shareholders and (ii) the number of shares of Common Stock held as of the date of this Prospectus by the Selling Shareholders, which number is also the number of Shares which may be offered by each Selling Shareholder pursuant to this Prospectus. Each person named below has sole voting and investment power with respect to the Shares indicated. Any or all of the Shares listed below may be offered for sale by the Selling Shareholders from time to time.

                                                           PERCENTAGE OF COMMON
                                                             STOCK OUTSTANDING
                                  NUMBER OF SHARES OF      AT NOVEMBER 30, 1997
                                   COMMON STOCK HELD     HELD PRIOR TO ANY SALES
                                 AND OFFERED PURSUANT        MADE PURSUANT TO
                                 TO THIS PROSPECTUS          THIS PROSPECTUS

Bruce P. McGough                       36,151                        *
Thomas E. Samuels                      24,100                        *
Liquid, Inc.                           20,305                        *
Charles T. Austin                      35,891                        *
Judith C. Strickland                    9,935                        *
Jill E. Herndon                         5,796                        *
Larry E. Conner                         4,264                        *
Dennis Rampe                           13,334                        *
                                       ------
                        Total         149,776
*less than 1%
                                 ===============================================

      Because the Company does not know how many Shares may be sold by the Selling Shareholders pursuant to this Prospectus, no estimate can be given as to the number of the Shares that will be held by the Selling Shareholders upon termination of this offering.

      The Company has issued the above aggregate of 149,776 Shares pursuant to the terms of certain agreements entered into in connection with the acquisition of various companies.

                             PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by or for the account of the Selling Shareholders pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act. Sales of Shares pursuant to this Prospectus may be effected in the over-the-counter market, on The New York Stock Exchange or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the relevant Selling Shareholder), directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Shares (whether such options are listed on an options exchange or otherwise); or (f) privately negotiated transactions. To the extent required by applicable law, the specific Shares to be sold and the names of the Selling Shareholders will be set forth in an accompanying Prospectus Supplement. Each Selling Shareholder may effect such transactions by selling Shares directly to other purchasers, through agents or through broker-dealers, and any such agents or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Shareholder, from purchasers of Shares for whom they act as agents, or from both sources (and are not expected to be in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions, and any profit on the resale of Shares, received by the Selling Shareholders and any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

      The Selling Shareholders have advised the Company that, during such time as such Selling Shareholders may be engaged in a distribution of Common Stock included herein, they will each comply with Rules 10b-2, 10b-6 and 10b-7 promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and pursuant thereto will, among other things: (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such rules; (ii) cause to be furnished to each broker through whom these shares of Common Stock covered hereby may be offered or to the offeree if an offer is not made through a broker, such copies of the Prospectus and any amendment or supplement thereto and documents incorporated by reference therein as may be required by such broker or offeree; and (iii) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities except as permitted under the 1934 Act. Each of the Selling Shareholders have also agreed to inform the Company when the distribution of the shares held by them is completed.

      The Company will bear all costs and expenses incurred by it in connection with the offering and sale of Shares pursuant to this Prospectus, but will not be responsible for any commissions, underwriting discounts or similar amounts payable in respect of any such sale. Notwithstanding the foregoing, the Company, on the one hand, and certain of the Selling Shareholders, on the other hand, have agreed to indemnify each other from certain liabilities relating to the offering made hereby, including liabilities under the Securities Act.

                         DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital stock consists of 20,000,00 shares of Common Stock of which 12,704,981 shares were issued and outstanding as of November 30, 1997, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, issuable in series, no shares of which were issued and outstanding as of the date of this Prospectus.

COMMON STOCK

      Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of the holders of the Preferred Stock, if any, then outstanding. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

      Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any sinking or purchase funds for any series of Preferred Stock. The Company has not paid any cash dividends on the Common Stock since its incorporation and does not anticipate paying cash dividends in the foreseeable future.

PREFERRED STOCK

      The Preferred Stock is issuable by the Board of Directors in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion rights, if any; and voting powers, if any. All series of Preferred Stock rank equally and are identical in all respects except as may otherwise be provided in the Statement or Statements of Resolution establishing such series. The Board of Directors of the Company, without obtaining stockholder approval, may issue shares of the Preferred Stock with voting rights or conversion rights which could affect the voting power of the holders of Common Stock. The issuance of any shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent the acquisition of the Company. There are no shares of Preferred Stock outstanding as of the date of this Prospectus, and the Company has no present intention to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

      Certain provisions of the Certificate of Incorporation and By-laws summarized in the following paragraph may have the effect of discouraging, delaying or preventing an acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders.

      The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, all of which shares of Preferred Stock are undesignated as of the date of this Prospectus. The authorized but unissued shares of Preferred Stock may be given voting rights and privileges and issued by the Board of Directors in one or more transactions. Such rights and privileges, when exercised, may make it more difficult for a shareholder or any group of shareholders to obtain control of the Company.

                                 LEGAL OPINION

      The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Houston, Texas.

                                    EXPERTS

      The financial statements incorporated by reference in this Prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

================================================================================
      NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME AND ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  ----------

                               TABLE OF CONTENTS
                                                                          PAGE

Available Information......................................................  2

Incorporation of Certain
Documents by Reference.....................................................  2

Risk Factors...............................................................  5

The Company................................................................  7

Use of Proceeds............................................................  7

Recent Developments........................................................  7

Selling Shareholders.......................................................  7

Plan of Distribution.......................................................  8

Description of Capital Stock...............................................  8

Legal Opinion..............................................................  9

Experts....................................................................  9


                                149,776 SHARES


                                 CONSOLIDATED
                                GRAPHICS, INC.

                                 COMMON STOCK

                                  ----------
                                  PROSPECTUS
                                  ----------

                               DECEMBER 19, 1997

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses to be paid by the Company in connection with this offering are as follows:

      Securities and Exchange Commission
        registration fee...............................................   $2,169
      Accounting fees and expenses.....................................    1,000
      Legal fees and expenses..........................................   10,000
      Miscellaneous....................................................    1,831

      Total............................................................  $15,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 2.02-1 of the Texas Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. The TBCA requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

      Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.01-1.

      The Company's By-Laws, as amended (the "By-Laws"), provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the By-Laws. The Company has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the By-Laws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as therein defined). In addition, the Company may, in the future, purchase directors and officers liability insurance policies for its directors and officers.

      The above discussion of Article 2.02-1 of the TBCA and of the Company's By-laws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the By-laws.

      Reference is made to the form of the Registration Rights Agreement, filed as Exhibit 10.1 hereto, which contains provisions for indemnification of the Company, its directors officers, and any controlling persons certain of the Selling Shareholders against certain liabilities for certain information furnished by such Selling Shareholders.

ITEM 16.  EXHIBITS

      The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------

    *3.1 - Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on July 27, 1994 (Consolidated Graphics, Inc. Form 10-Q (June 30, 1994) SEC File No. 0-24068, Exhibit 4(a)).

    *3.2 - By-Laws of the Company, adopted on May 31, 1995, as amended on July 3, 1996, (Consolidated Graphics, Inc. Form 10-Q (June 30, 1997) SEC File No. 0-24068, Exhibit 3.2).

    *4    - Specimen Common Stock Certificate (Consolidated Graphics, Inc.,
            Form S-1 (June 7, 1994) Reg. No. 33-77468, Exhibit 4.1).

     5    - Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the securities being offered.

    10.1 - Registration Rights Agreement by and among the Company, Bruce P. McGough and Thomas E. Samuels, dated as of October 1, 1997.

    23.1  - Consent of Winstead Sechrest & Minick P.C. (set forth in Exhibit 5).

    23.2  - Consent of Arthur Andersen LLP.

    24    - Powers of Attorney (included herein on signature page).
------------
*Incorporated by reference.

ITEM 17.  UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
      (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on December 19, 1997.

                                    CONSOLIDATED GRAPHICS, INC.

                                    By: /s/ JOE R. DAVIS
                                        President, Chief Executive Officer and
                                        Chairman of the Board of Directors

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe R. Davis, Harold Gaubert, Jr. and G. Christopher Colville, and each one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.


      SIGNATURE                          TITLE                     DATE
      ---------                          -----                     ----
/s/ JOE R. DAVIS                 President, Chief Executive    December 19, 1997
   (Joe R. Davis)                Officer and Director
                                 (Principal Executive Officer)


/s/ HAROLD GAUBERT, JR.          Executive Vice President -    December 19, 1997
(Harold Gaubert, Jr.)            Finance/Administration and
                                 Chief Financial and Accounting
                                 Officer

/s/ LARRY J. ALEXANDER                                         December 17, 1997
(Larry J. Alexander)             Director


/s/ BRADY F. CARRUTH                                           December 19, 1997
 (Brady F. Carruth)              Director


/s/ CLARENCE C. COMER                                          December 19, 1997
 (Clarence C. Comer)             Director


/s/ GARY L. FORBES                                             December 19, 1997
  (Gary L. Forbes)               Director


/s/ W. D. HAWKINS                                              December 17, 1997
   (W. D. Hawkins)               Director


/s/ JAMES H. LIMMER                                            December 17, 1997
  (James H. Limmer)              Director


/s/ THOMAS E. SMITH                                            December 19, 1997
  (Thomas E. Smith)              Director


/s/ HUGH N. WEST                                               December 19, 1997
   (Hugh N. West)                Director